Filed pursuant to Rule 424(b)(3)

Registration No. 333-256688

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus Dated June 21, 2021)

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(incorporated in the Cayman Islands with limited liability)

56,810,652

Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) updates and supplements the prospectus dated June 21, 2021 (the Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-256688). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K, furnished with the Securities and Exchange Commission on August 10, 2021 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relates to relates to the resale of an aggregate of 56,810,652 shares of our ordinary shares by the selling shareholders identified herein. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “GSMG.” On August 9, 2021, the last reported sale price of our ordinary share was $1.81 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 10, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2021

Commission File Number: 001-38631

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

22F, Block B, Xinhua Technology Building,

No. 8 Tuofangying South Road,

Jiuxianqiao, Chaoyang District, Beijing, China 100016

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒          Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Change in Registrant’s Certifying Accountant

Glory Star New Media Group Holdings Limited (the “Company”) is furnishing this current report on Form 6-K to report the dismissal of Friedman LLP (“Friedman”) effective August 9, 2021 and that the Company has appointed Assentsure PAC (the “Successor Auditors”) as successor auditor of the Company effective August 9, 2021 and for the fiscal year ending December 31, 2021.

In connection therewith, the Company provides that:

1. the dismissal of Friedman and the appointment of the Successor Auditors have been considered and approved by the Company’s audit committee and board of directors on August 9, 2021.

2. The audit report of Friedman on the financial statements of the Company as of and for the years ended December 31, 2019 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

3. During Friedman’s term of audit engagement from February 21, 2020 to August 9, 2021, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference in connection with its opinion to the subject matter of the disagreement. During the years ended December 31, 2019 and 2020, and through August 9, 2021 there have been no reportable events requiring disclosures, as defined in Item 16F(a)(1)(v)(A)-(D) of Form 20-F.

The Company provided Friedman with a copy of this Form 6-K and requested that Friedman provide the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of Friedman’s letter is furnished as Exhibit 99.1 to this Form 6-K.

During the Company’s most recent two fiscal years and through August 9, 2021, on or prior to the appointment of the Successor Auditors, neither the Company nor anyone on its behalf has consulted with the Successor Auditors on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F.

The Company intends to use this Form 6-K and the accompanying exhibit to satisfy its reporting obligations under Item 16F(a) of its Form 20-F for the year ending December 31, 2021 to the extent provided in and permitted by Paragraph 2 of the Instructions to Item 16F of Form 20-F and plans to incorporate Exhibit 99.1 reference into its Form 20-F to the extent necessary to satisfy such reporting obligations

This Form 6-K, including all exhibits attached hereto, is hereby incorporated by reference into the Registrant’s Registration Statements on Form S-8 (File No. 333-237788) and on Form F-3 (File No. 333-248554), each as filed with the Securities and Exchange Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Glory Star New Media Group Holdings Limited

	By:	/s/ Bing Zhang
Bing Zhang
Chief Executive Officer
Dated: August 10, 2021

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Letter from Friedman LLP to the Securities and Exchange Commission, dated August 10, 2021.

3

Exhibit 99.1

August 10, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Glory Star New Media Group Holdings Limited
CIK No: 0001738758

Dear Sir or Madam:

We have read the Form 6-K dated August 10, 2021 of Glory Star New Media Group Holdings Limited (the “Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in the Form 6-K.

/s/ Friedman LLP

New York, New York